UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 15, 2016

BARRETT BUSINESS SERVICES, INC.

(Exact name of registrant as specified in charter)

Maryland

(State or other jurisdiction of incorporation)

0-21886

(SEC File Number)

52-0812977

(IRS Employer Identification No.)

8100 N.E. Parkway Drive, Suite 200 Vancouver, Washington (Address of principal executive offices)	98662 (Zip Code)

Registrant’s telephone number, including area code:

(360) 828-0700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On December 15, 2016, the board of directors (the "Board") of Barrett Business Services, Inc. (the "Company"), approved an increase in the number of positions on the Board from seven to eight and appointed Vincent P. Price to fill the vacancy resulting from the increase, effective January 1, 2017, to serve until the Company's 2017 annual meeting of stockholders, at which time he is expected to stand for re-election. The Board has not yet appointed Mr. Price to any Board committees.

Mr. Price will be compensated for his services as a director consistent with the Company's standard practices for non-employee directors. The current applicable standard arrangements provide for payment of an annual cash retainer of $50,000 and an annual award of restricted stock units ("RSUs") with a value of $50,000 on the grant date. Each RSU represents a contingent right to receive one share of the Company’s Common Stock. The RSUs vest in four equal annual installments beginning one year following the grant date.

Mr. Price joined Cambia Health Solutions, a company headquartered in Portland, Oregon, and dedicated to transforming health care by creating a person-focused and economically sustainable system through health insurance plans and related products and services, in 2009 and currently serves as its executive vice president and chief financial officer. He previously spent 15 years as a senior finance executive with Intel Corporation, a leader in the design and manufacturing of advanced integrated digital technology platforms, followed by seven years as a consultant to start-up companies.

There are no transactions in which Mr. Price has an interest requiring disclosure under Item 404(a) of Regulation S-K. There are no family relationships between him and any other executive officer or director of the Company. Other than the compensation arrangements described above, there is no arrangement or understanding between Mr. Price and any other persons or entities pursuant to which Mr. Price was appointed as a director of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BARRETT BUSINESS SERVICES, INC.
Dated: December 20, 2016	By:	/s/ Gary Kramer
Gary Kramer Vice President - Finance, Treasurer and Secretary

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